Exhibit 99.1

IAC REPORTS Q3 2017

NEW YORK— November 8, 2017—IAC (NASDAQ: IAC) released its third quarter 2017 results today.  It also separately posted a letter to shareholders from IAC’s CEO Joey Levin on the Investor Relations section of its website at www.iac.com/Investors.

IAC SUMMARY RESULTS

($ in millions except per share amounts)

	Q3 2017	Q3 2016	Growth

Revenue	$828.4	$764.1	8%
Operating (loss) income	(18.6)	85.6	NM
Net earnings	179.6	43.2	316%
GAAP Diluted EPS	1.79	0.49	268%
Adjusted EBITDA	137.6	139.0	-1%
Adjusted Net Income	46.1	60.3	-24%
Adjusted EPS	0.55	0.73	-26%

See reconciliations of GAAP to non-GAAP measures beginning on page 15.

Q3 2017 HIGHLIGHTS

•                  The combination of HomeAdvisor and Angie’s List to create ANGI Homeservices was completed on September 29, 2017.  Operating loss reflects $96.9 million in stock-based compensation expense resulting from the transaction and $26.0 million of other transaction-related expenses (the latter also impacts Adjusted EBITDA).  Excluding these expenses, IAC operating income would have been $104.3 million (up 22% year-over-year) and Adjusted EBITDA would have been $163.6 million (up 18% year-over-year).

•                  ANGI Homeservices revenue increased 36% to $181.7 million driven by 34% growth at HomeAdvisor Domestic and 75% growth in Europe.  Excluding the transaction-related expenses and $1.0 million of incremental quarterly public company costs, operating income would have been $11.4 million and Adjusted EBITDA would have been $24.8 million, which represents a 14% Adjusted EBITDA margin.

•                  Match Group revenue growth accelerated to 19% driven by 18% growth in paid members to 6.6 million.  Tinder average paid member count exceeded 2.5 million in Q3 2017, increasing 476,000 sequentially.  Operating income was $91.0 million and Adjusted EBITDA increased 12% to $119.6 million, both including $11.3 million in expenses related to the Tinder equity plan settlement.

•                  Video revenue increased 31% due to the sale of a film in the quarter as well as Vimeo subscribers increasing 14% year-over-year to 847,000, with gross bookings growth accelerating to 24% year-over-year.  On October 18, 2017, Vimeo acquired Livestream, a leading live video solution that powers millions of events a year.

•                  Applications delivered another quarter of healthy cash flow with operating income of $29.4 million and Adjusted EBITDA of $31.1 million.

•                  Publishing was profitable on both operating income and Adjusted EBITDA with Premium Brands (Dotdash, Investopedia, Dictionary.com and The Daily Beast) revenue growth accelerating to 16%.

DISCUSSION OF FINANCIAL AND OPERATING RESULTS

	Q3 2017	Q3 2016	Growth
	$ in millions
Revenue
Match Group	$343.4	$287.5	19%
ANGI Homeservices	181.7	133.6	36%
Video	78.3	60.0	31%
Applications	136.3	142.8	-5%
Publishing	88.8	74.9	18%
Other	—	65.5	NM
Intercompany Elimination	(0.1)	(0.1)	11%
	$828.4	$764.1	8%
Operating (Loss) Income
Match Group	$91.0	$90.9	0%
ANGI Homeservices (a)	(112.5)	10.1	NM
Video	(1.8)	(2.7)	32%
Applications	29.4	29.2	1%
Publishing	5.7	(14.6)	NM
Other	—	(0.7)	NM
Corporate	(30.3)	(26.8)	-13%
	$(18.6)	$85.6	NM
Adjusted EBITDA
Match Group	$119.6	$107.1	12%
ANGI Homeservices (a)	(2.3)	15.3	NM
Video	(0.8)	(0.9)	8%
Applications	31.1	34.6	-10%
Publishing	7.1	(6.2)	NM
Other	—	2.8	NM
Corporate	(17.1)	(13.7)	-25%
	$137.6	$139.0	-1%

(a) Q3 2017 operating loss of $112.5 million at ANGI Homeservices includes $96.9 million in stock-based compensation expense related primarily to the modification of previously issued HomeAdvisor vested awards and the acceleration of certain Angie’s List awards in connection with the transaction, as well as $26.0 million of costs related to the transaction and $1.0 million of incremental quarterly public company costs; excluding the transaction-related expenses and $1.0 million of incremental quarterly public company costs, operating income would have been $11.4 million and Adjusted EBITDA would have been $24.8 million.

Match Group

Revenue increased 19% to $343.4 million driven by 18% growth in average paid member count to 6.6 million, primarily at Tinder, and a 1% increase in ARPPU.

Operating income was $91.0 million, flat to Q3 2016 due to 12% Adjusted EBITDA growth and $3.0 million lower amortization of intangibles, partially offset by $9.2 million higher stock-based compensation expense.

Adjusted EBITDA growth was driven by higher revenue and lower selling and marketing expense as a percentage of revenue, partially offset by higher operating expenses including $11.3 million in expenses related to the Tinder equity plan settlement as well as higher in-app purchase fees and salary-related costs (increased headcount at Tinder).

Please refer to the Match Group Q3 2017 earnings release and the related investor presentation referenced therein for further detail and reconciliations.

ANGI Homeservices

With the completed combination of HomeAdvisor and Angie’s List on September 29, 2017, the financial results of ANGI Homeservices for Q3 2017 consists of a full quarter of results for HomeAdvisor and one day of results for Angie’s List.  For periods prior to Q3 2017, ANGI Homeservices financial results are those of IAC’s previously reported HomeAdvisor segment (adjusted to reflect corporate allocations from IAC).

Revenue increased 36% to $181.7 million driven by 34% growth at HomeAdvisor Domestic and 75% growth in Europe.  HomeAdvisor Domestic revenue growth was driven by a 36% increase in service requests to 5.0 million and a 25% increase in paying service professionals to 172,000.  Revenue growth in Europe was driven by the acquisitions of controlling interests in MyHammer Holding AG on November 3, 2016 and MyBuilder Limited on March 24, 2017, as well as by organic growth.

Q3 2017 reflects an operating loss of $112.5 million compared to operating income of $10.1 million in Q3 2016 due primarily to the following:

•                  An increase of $101.6 million in stock-based compensation expense including $96.9 million due primarily to the consummation of the Angie’s List transaction in Q3 2017, comprising $78.0 million related to the modification of previously issued HomeAdvisor vested equity awards, which were converted into ANGI Homeservices equity awards, and $19.0 million related to the acceleration of previously issued Angie’s List equity awards resulting from the termination of employees in connection with the combination.

•                  A $17.6 million decline in Adjusted EBITDA to a loss of $2.3 million (from profits of $15.3 million in Q3 2016) as described below.

Q3 2017 Adjusted EBITDA reflects $26.0 million of severance, retention, transaction and integration-related costs and deferred revenue write-offs related to the Angie’s List transaction as well as $1.0 million of incremental quarterly public company costs.  Q3 Adjusted EBITDA was also impacted by higher selling and marketing expense driven by both the North America and European businesses (including 35% growth in TV marketing) and higher European losses.

Excluding the transaction-related expenses and $1.0 million of incremental quarterly public company costs, operating income would have been $11.4 million and Adjusted EBITDA would have been $24.8 million.

Video

Revenue increased 31% to $78.3 million driven by the sale of The Meyerowitz Stories (New and Selected) at IAC Films and strong growth at Vimeo, partially offset by declines at Electus.  Operating loss improved to $1.8 million driven by lower Adjusted EBITDA losses to $0.8 million and $0.5 million lower stock-based compensation expense.  The lower Adjusted EBITDA losses were primarily due to the contribution from IAC Films during the quarter, partially offset by lower profits from Electus and higher losses from Vimeo (including $0.9 million of transaction costs related to the Livestream acquisition).

Applications

Revenue decreased 5% to $136.3 million due to a 23% decrease in Partnerships, partially offset by a 1% increase in Consumer.  Consumer growth was driven by growth at Apalon (higher advertising and subscription revenue) and SlimWare (higher subscription revenue), partially offset by declines at the B2C desktop applications business due to lower revenue per query.

Operating income of $29.4 increased slightly from Q3 2016 reflecting the following:

•                  The inclusion of $2.7 million expense in Q3 2016 (related to changes in the amount of contingent consideration expected to be paid in connection with a previous acquisition).

•                  A decrease of $1.0 million in amortization of intangibles.

•                  A 10% decrease in Adjusted EBITDA to $31.1 million driven by the lower Partnerships revenue and higher marketing expenses at Apalon.

Publishing

Revenue increased 18% to $88.8 million due to 20% higher Ask & Other revenue and 16% higher Premium Brands revenue.  Ask & Other revenue increased due to higher paid search traffic as Ask has now fully anniversaried the renewal of the Google contract, which became effective April 1, 2016.  Premium Brands revenue increased due to 20% growth at both Dotdash and Investopedia as well as growth at The Daily Beast and Dictionary.

Operating income improved $20.2 million to $5.7 million (from a loss of $14.6 million in Q3 2016) due to the following:

•                  Adjusted EBITDA of $7.1 million as compared to a $6.2 million loss in the prior year.  The Adjusted EBITDA improvement was due to higher revenue and lower operating costs resulting from restructurings in 2016, including $1.1 million in restructuring costs in Q3 2016.

•                  A decrease of $6.0 million in amortization of intangibles due to lower expense in 2017 related to a trade name that is now fully amortized.

Corporate

Operating loss increased $3.5 million due primarily to a $3.4 million increase in Adjusted EBITDA losses driven primarily by higher compensation costs and consulting fees and an increase in stock-based compensation expense of $0.9 million.

OTHER ITEMS

Interest expense decreased due to lower average debt balances and lower average interest rates versus the prior year.

The Q3 2017 income tax benefit of $279.5 million for GAAP was primarily due to the effect of adopting Accounting Standards Update No. 2016-09, Improvements to Employee Share-Based Payment Accounting (ASU No. 2016-09), on January 1, 2017.  Under ASU No. 2016-09, excess tax benefits generated by the settlement or exercise of stock-based awards are recognized as a reduction to the income tax provision rather than additional paid-in capital.  The effective income tax rate for GAAP was 25% in Q3 2016, lower than the statutory rate due primarily to foreign income taxed at lower rates.  The effective income tax rates for Adjusted Net Income in Q3 2017 and Q3 2016 were 34% and 30%, respectively.  The Q3 2017 effective income tax rate was higher than at Q3 2016 due primarily to the nondeductible foreign exchange losses in the current period and both the Q3 2017 and Q3 2016 effective rates were lower than the statutory rate due primarily to foreign income taxed at lower rates.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2017, IAC had 81.9 million common and class B common shares outstanding and had 8.6 million shares remaining in its stock repurchase authorization.  IAC may purchase shares over an indefinite period on the open market and in privately negotiated transactions, depending on those factors IAC management deems relevant at any particular time, including, without limitation, market conditions, share price and future outlook.

As of September 30, 2017:

•                  On a consolidated basis, the Company had $1.3 billion in cash and cash equivalents, of which IAC held $1.0 billion, Match Group held $157.6 million and ANGI Homeservices held $59.5 million.

•                  On a consolidated basis, the Company had $1.7 billion in long-term debt, of which IAC owed $396.7 million, Match Group owed $1.3 billion and ANGI Homeservices had no third-party debt.  ANGI Homeservices had $79.5 million of debt under revolving credit and term loan lines with IAC and its subsidiaries; this amount eliminates in consolidation.

•                  IAC has a $300 million revolving credit facility and Match Group has a $500 million revolving credit facility.  Both credit facilities were undrawn as of September 30, 2017 and currently remain undrawn.

Pro forma for (a) the $517.5 million 0.875% Exchangeable Senior Notes due 2022 issued on October 2, 2017, net of related fees and expenses and the net premium paid on the Exchangeable Notes hedging transactions, (b) discharging the full outstanding balance of IAC’s 4.875% Senior Notes due 2018 immediately prior to the issuance of the Exchangeable Notes and (c) a $275 million Term Loan A at ANGI Homeservices, which closed on November 1, 2017, and the use of a portion of the proceeds to retire related party debt and pay fees and expenses:

•                  On a consolidated basis, the Company had $1.6 billion in cash and cash equivalents, of which IAC held $1.2 billion, Match Group held $157.6 million and ANGI Homeservices held $255.0 million.

•                  On a consolidated basis, the Company had $2.1 billion in long-term debt, of which IAC owed $552.4 million, Match Group owed $1.3 billion and ANGI Homeservices owed $275.0 million, excluding $3.0 million of debt under revolving credit and term loan lines with IAC and its subsidiaries, which eliminates in consolidation.

As of September 30, 2017, IAC’s economic ownership interest and voting interest in:

•                  Match Group were 81.3% and 97.6%, respectively.  IAC held 222.0 million Class A and B common shares.

•                  ANGI Homeservices were 87.1% and 98.5%, respectively.  IAC held 414.8 million Class B common shares.

OPERATING METRICS

	Q3 2017	Q3 2016	Growth

Match Group
Direct Revenue (in millions)(a)
North America (b)	$188.9	$172.4	10%
International (c)	141.2	101.3	39%
Total Direct Revenue(a)	$330.1	$273.7	21%
Indirect Revenue	13.3	13.8	-3%
Total Revenue	$343.4	$287.5	19%

Average PMC (in thousands) (d)
North America (b)	3,668	3,371	9%
International (c)	2,891	2,175	33%
Total Average PMC	6,559	5,546	18%

ARPPU(e)
North America (b)	$0.55	$0.56	0%
International (c)	$0.52	$0.50	3%
Total ARPPU	$0.54	$0.53	1%

ANGI Homeservices

Revenue ($ in millions)

Actual
Marketplace (formerly HomeAdvisor Domestic) (f)	$156.6	$116.4	34%
Advertising & Other (g)	10.5	8.8	20%
Total North America	$167.1	$125.2	33%
Europe	14.6	8.3	75%
Total ANGI Homeservices revenue	$181.7	$133.6	36%

Pro Forma (h)
Marketplace (formerly HomeAdvisor Domestic) (f)	$156.6	$116.4	34%
Advertising & Other (g)	80.2	88.5	-9%
Total North America	$236.8	$205.0	16%
Europe	14.6	8.3	75%
Total ANGI Homeservices revenue	$251.4	$213.3	18%

Other ANGI Homeservices metrics (in thousands)
Marketplace Service Requests (f)(i)	5,023	3,684	36%
Marketplace Paying Service Professionals (f)(j)	172	137	25%
Angie’s List Advertising Service Professionals (k)	47	51	-6%

See notes on following page

OPERATING METRICS - continued

	Q3 2017	Q3 2016	Growth

Video (in thousands)
Vimeo Ending Subscribers (l)	847	741	14%

Applications (in millions)
Revenue
Consumer (m)	$111.9	$110.9	1%
Partnerships (n)	24.4	31.9	-23%
Total Revenue	$136.3	$142.8	-5%

Publishing (in millions)
Revenue
Premium Brands (o)	$30.6	$26.3	16%
Ask & Other (p)	58.1	48.6	20%
Total Revenue	$88.8	$74.9	18%

(a)              Direct Revenue is revenue that is directly received from an end user of our products.

(b)              North America consists of our businesses for customers located in the United States and Canada.

(c)               International consists of our businesses for customers located outside of the United States and Canada.

(d)              Average PMC is calculated by summing the number of paid subscribers, or paid member count (PMC), at the end of each day in the relevant measurement period and dividing it by the number of calendar days in that period.  PMC as of any given time represents the number of users with a paid membership at that time.

(e)               ARPPU, or Average Revenue per Paying User, is defined as Direct Revenue from subscribers in the relevant measurement period (whether in the form of subscription payments or à la carte payments) divided by the Average PMC in such period divided by the number of calendar days in such period.

(f)                 Reflects the HomeAdvisor domestic branded marketplace service.  It excludes other North America operating subsidiaries within the segment.

(g)              Includes Angie’s List revenue (revenue from service professionals under contract for advertising during the period and Angie’s List non-advertising revenue) as well as revenue from mHelpDesk, HomeStars and Felix.

(h)              Pro forma results reflect the inclusion of Angie’s List revenue for all periods and excludes a deferred revenue write-off of $0.1 million in Q3 2017 related to the combination of HomeAdvisor and Angie’s List.

(i)                 Fully completed and submitted domestic customer service requests on HomeAdvisor.

(j)                 The number of HomeAdvisor domestic service professionals that had an active membership and/or paid for consumer matches in the last month of the period.

(k)               Reflects the total number of Angie’s List service professionals under contract for advertising at the end of the period (excludes e-commerce-only service professionals).

(l)                 The number of subscribers to Vimeo with a Plus, Pro or Business subscription at the end of the period.

(m)            Consumer revenue is composed of the direct-to-consumer downloadable desktop applications, including Apalon, which houses our mobile operations, and SlimWare.

(n)              Partnerships revenue is composed of our business-to-business partnership operations.

(o)              Premium Brands revenue is composed of Dotdash (formerly About.com), Dictionary.com, Investopedia and The Daily Beast.

(p)              Ask & Other revenue is principally composed of Ask.com, the About.com performance marketing business and CityGrid.

DILUTIVE SECURITIES

IAC has various tranches of dilutive securities.  IAC options are exercised on a gross basis with the number of shares issued equal to the number of options exercised and the Company receiving proceeds based upon the number and strike price of the options exercised.  IAC RSUs and subsidiary denominated equity awards, upon vesting or exercise, respectively, are settled on a net basis such that the award holder receives IAC common shares equal to the intrinsic value of the award, less, in each case, the amount required to cover the withholding taxes, which are remitted to the government in cash by the Company on behalf of the award holder.

The table below details these securities as well as potential dilution at various stock prices (shares in millions; rounding differences may occur).

		Avg.
		Exercise	As of
	Shares	Price	11/3/17	Dilution at:

Share Price			$129.15	$130.00	$135.00	$140.00	$145.00

Absolute Shares as of 11/3/17	82.0		82.0	82.0	82.0	82.0	82.0

RSUs	0.5		0.2	0.2	0.2	0.2	0.2
Non-publicly traded subsidiary denominated equity awards	0.0		0.0	0.0	0.0	0.0	0.0
Options	7.5	$56.90	2.6	2.6	2.7	2.8	2.9
Total Dilution			2.9	2.9	3.0	3.1	3.1
% Dilution			3.4%	3.4%	3.5%	3.6%	3.7%
Total Diluted Shares Outstanding (a)			84.9	84.9	85.0	85.0	85.1

(a)         The 0.875% Exchangeable Senior Notes issued on October 2, 2017 are exchangeable into IAC common shares at an initial conversion price of $152.18 per share.  In connection with this debt offering, the Company purchased call options with a strike price of $152.18 per share, covering the entire 3.4 million shares that would be issuable upon the conversion of these notes, and sold warrants for 3.4 million shares with a strike price of $229.70 per share.  From a GAAP standpoint, the notes and warrants only become dilutive once the price of IAC stock exceeds the $152.18 per share conversion price and $229.70, respectively.  The call options are anti-dilutive and would never be included in GAAP dilution.  The dilution table above will reflect dilution related to the warrants once they are in the money and the dilution from the notes will be assumed to be entirely offset by the purchased call options.

The dilutive securities calculation in the above table is based on the following assumptions:

For options — The cash generated from the exercise of all options (both vested and unvested awards), consisting of (a) the option exercise price and (b) the estimated income tax benefit from the tax deduction received upon the exercise of IAC options, is used to repurchase IAC shares.

For RSUs and subsidiary denominated equity awards — As mentioned above, these awards are settled on a net basis; therefore, the dilutive effect is presented as the net number of shares actually expected to be issued upon vesting or exercise, in each case assuming a withholding tax rate of 50%.  Based on IAC’s common stock price on November 3, 2017 of $129.15  and our assumed withholding tax rate of 50%, the cash payment that the Company would be required to make to cover the withholding taxes on behalf of the award holders is approximately $34 million.  We expect a reduction in future corporate income taxes equal to a substantial portion of any such withholding tax payments by virtue of the income tax deduction received based on the intrinsic value of the awards at vesting or exercise, which would be approximately $25 million based upon the assumptions in the preceding sentence.  However, there will be some delay in the timing of the realization of the cash benefit of the income tax deduction because it will be dependent upon the amount and timing of future taxable income and the timing of estimated tax payments.

The presentation of dilutive securities reflects how the Company’s management generally thinks about dilution and is, we believe, the best reflection of the true economic cost of the Company’s equity compensation programs.  This presentation differs from the GAAP treasury stock method used for calculating fully diluted earnings per share, which is described below:

For options — GAAP assumes that the total proceeds used to repurchase shares is equal to the sum of (a) the exercise price for all IAC options (both vested and unvested awards) and (b) the unamortized grant date fair value of unvested awards.

For RSUs and subsidiary denominated equity awards — Since these awards are net settled, no cash proceeds are received by the Company upon vesting or exercise and the total assumed proceeds to repurchase shares for GAAP is only the unamortized grant date fair value of unvested awards.

Conversion of Tinder Denominated Equity Awards and the Treatment of the Related Dilutive Effect

In early July, Tinder, Inc. (“Tinder”) denominated equity awards were converted into Match Group, Inc. (“Match Group”) tandem stock options (“tandem awards”).  The tandem awards may be exercised on a gross or net basis at the election of the award holder.  During the third quarter of 2017, Match Group made cash payments of approximately $500 million to cover both withholding taxes paid on behalf of employees who exercised these awards on a net basis and the purchase of certain vested tandem awards.  In connection with the net settlement of the tandem awards, during the third quarter of 2017, the Company issued 1.9 million of its common shares to Tinder employees and Match Group issued 10.6 million of its common shares to IAC as reimbursement for the IAC shares issued to the award holders pursuant to their Employee Matters Agreement.

If the remaining tandem awards were settled in IAC shares, using IAC’s and Match Group’s common stock price on November 3, 2017 and an assumed 50% withholding tax rate, the number of shares of IAC common stock that would be required to net settle the vested and unvested tandem awards is 0.8 million common shares.  Match Group’s subsequent reimbursement of IAC in its common shares would increase IAC’s economic ownership interest in Match Group to 81.6%.  The dilutive securities calculation in the table above assumes the tandem awards are settled in shares of Match Group common stock; therefore, no dilution from these awards is included in the table above.

ANGI Homeservices Equity Awards and the Treatment of the Related Dilutive Effect

In connection with the combination of HomeAdvisor and Angie’s List under ANGI Homeservices, previously issued stock appreciation rights that related to common stock of HomeAdvisor (US) were converted into stock appreciation rights that are exercisable for Class A shares of ANGI Homeservices (the “SARs”).  IAC has the right to settle these awards using shares of IAC common stock.  To the extent shares of IAC common stock are issued in settlement of these awards, ANGI Homeservices will reimburse IAC for the cost of those shares by issuing to IAC additional Class B common shares of ANGI Homeservices.  If the SARs were settled in IAC shares, using IAC’s and ANGI Homeservices common stock prices on November 3, 2017 and an assumed 50% withholding tax rate, the number of shares of IAC common stock that would be required to net settle the vested and unvested SARs is 1.6 million shares.  ANGI Homeservices subsequent reimbursement of IAC in its common shares would increase IAC’s economic ownership interest in ANGI Homeservices to 87.4%.  The dilutive securities calculation in the table above assumes the SARs are settled in shares of ANGI Homeservices common stock; therefore, no dilution from these awards is included in the table above.

CONFERENCE CALL

IAC will audiocast a conference call to answer questions regarding both IAC’s and ANGI Homeservices third quarter 2017 results on Thursday, November 9, 2017, at 8:30 a.m. Eastern Time.  This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC’s and ANGI Homeservices business. The live audiocast will be open to the public at www.iac.com/Investors.

GAAP FINANCIAL STATEMENTS

IAC CONSOLIDATED STATEMENT OF OPERATIONS

($ in thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Revenue	$828,434	$764,102	$2,356,654	$2,328,720
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	166,290	179,131	451,281	543,262
Selling and marketing expense	352,879	292,996	1,023,394	972,490
General and administrative expense	235,580	124,469	529,397	404,296
Product development expense	70,645	49,704	180,835	162,367
Depreciation	17,263	17,951	55,490	51,321
Amortization of intangibles	4,366	14,267	22,151	65,062
Goodwill impairment	—	—	—	275,367
Total operating costs and expenses	847,023	678,518	2,262,548	2,474,165

Operating (loss) income	(18,589)	85,584	94,106	(145,445)

Interest expense	(25,036)	(27,118)	(74,556)	(82,622)
Other (expense) income, net	(10,216)	11,700	(7,700)	20,405
(Loss) earnings before income taxes	(53,841)	70,166	11,850	(207,662)
Income tax benefit (provision)	279,480	(17,826)	322,809	77,394
Net earnings (loss)	225,639	52,340	334,659	(130,268)
Net earnings attributable to noncontrolling interests	(45,996)	(9,178)	(62,539)	(13,063)
Net earnings (loss) attributable to IAC shareholders	$179,643	$43,162	$272,120	$(143,331)

Per share information attributable to IAC shareholders:
Basic earnings (loss) per share	$2.22	$0.54	$3.43	$(1.78)
Diluted earnings (loss) per share	$1.79	$0.49	$2.82	$(1.78)

Stock-based compensation expense by function:
Cost of revenue	$414	$597	$1,389	$1,904
Selling and marketing expense	20,970	1,465	24,420	5,026
General and administrative expense	94,432	18,248	153,123	59,957
Product development expense	18,656	3,351	28,430	15,723
Total stock-based compensation expense	$134,472	$23,661	$207,362	$82,610

IAC CONSOLIDATED BALANCE SHEET

($ in thousands)

	September 30,	December 31,
	2017	2016
ASSETS

Cash and cash equivalents	$1,255,317	$1,329,187
Marketable securities	—	89,342
Accounts receivable, net	271,209	220,138
Other current assets	200,377	204,068
Total current assets	1,726,903	1,842,735

Property and equipment, net	320,277	306,248
Goodwill	2,501,589	1,924,052
Intangible assets, net	660,103	355,451
Long-term investments	120,806	122,810
Deferred tax assets	129,879	2,511
Other non-current assets	81,398	92,066
TOTAL ASSETS	$5,540,955	$4,645,873

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Current portion of long-term debt	$—	$20,000
Accounts payable	104,806	62,863
Deferred revenue	343,413	285,615
Accrued expenses and other current liabilities	387,307	344,910
Total current liabilities	835,526	713,388

Long-term debt, net of current portion	1,649,267	1,582,484
Income taxes payable	33,290	33,528
Deferred income taxes	36,023	228,798
Other long-term liabilities	37,165	44,178

Redeemable noncontrolling interests	40,981	32,827

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Common stock	260	256
Class B convertible common stock	16	16
Additional paid-in capital	12,192,645	11,921,559
Retained earnings	562,234	290,114
Accumulated other comprehensive loss	(99,513)	(166,123)
Treasury stock	(10,226,721)	(10,176,600)
Total IAC shareholders’ equity	2,428,921	1,869,222
Noncontrolling interests	479,782	141,448
Total shareholders’ equity	2,908,703	2,010,670
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,540,955	$4,645,873

IAC CONSOLIDATED STATEMENT OF CASH FLOWS

($ in thousands)

	Nine Months Ended September 30,
	2017	2016

Cash flows from operating activities:
Net earnings (loss)	$334,659	$(130,268)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Stock-based compensation expense	207,362	82,610
Depreciation	55,490	51,321
Amortization of intangibles	22,151	65,062
Goodwill impairment	—	275,367
Deferred income taxes	(344,120)	(99,955)
Acquisition-related contingent consideration fair value adjustments	4,945	7,993
Gain from the sale of businesses and investments, net	(24,031)	(13,416)
Impairment of long-term investments	7,746	4,894
Acquisition-related contingent consideration payment	(11,140)	—
Bad debt expense	20,935	12,493
Other adjustments, net	22,975	(5,619)
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	(78,612)	32,950
Other assets	(17,534)	(19,775)
Accounts payable and other current liabilities	47,547	(63,669)
Income taxes payable and receivable	4,433	(37,081)
Deferred revenue	44,791	31,352
Net cash provided by operating activities	297,597	194,259
Cash flows from investing activities:
Acquisitions, net of cash acquired	(69,113)	(2,524)
Capital expenditures	(56,519)	(62,739)
Investments in time deposits	—	(87,500)
Proceeds from maturities of time deposits	—	87,500
Proceeds from maturities and sales of marketable debt securities	114,350	79,210
Purchases of marketable debt securities	(24,909)	(229,246)
Purchases of investments	(9,105)	(7,211)
Net proceeds from the sale of businesses and investments	125,220	110,536
Other, net	1,319	5,562
Net cash provided by (used in) investing activities	81,243	(106,412)
Cash flows from financing activities:
Purchase of IAC treasury stock	(56,424)	(247,256)
Proceeds from Match Group 6.375% Senior Notes offering	—	400,000
Proceeds from Match Group Term Loan	75,000	—
Principal payment on Match Group Term Loan	—	(410,000)
Debt issuance costs	(2,637)	(5,048)
Repurchases of IAC Senior Notes	(31,590)	(126,271)
Proceeds from the exercise of IAC stock options	69,065	19,536
Withholding taxes paid on behalf of IAC net settled stock-based awards	(57,180)	(26,684)
Proceeds from the exercise of Match Group stock options	57,705	30,246
Cash payments to purchase fully vested equity awards and pay withholding taxes on behalf of Match Group employees on net settled stock-based awards	(501,437)	(29,779)
Purchase of noncontrolling interests	(13,011)	(2,529)
Acquisition-related contingent consideration payments	(27,289)	(2,180)
Funds returned from escrow for MyHammer tender offer	10,604	—
Decrease in restricted cash related to bond redemptions	20,141	20,000
Other, net	(5,002)	(766)
Net cash used in financing activities	(462,055)	(380,731)
Total cash used	(83,215)	(292,884)
Effect of exchange rate changes on cash and cash equivalents	9,345	1,221
Net decrease in cash and cash equivalents	(73,870)	(291,663)
Cash and cash equivalents at beginning of period	1,329,187	1,481,447
Cash and cash equivalents at end of period	$1,255,317	$1,189,784

IAC RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

IAC RECONCILIATION OF OPERATING CASH FLOW TO FREE CASH FLOW

($ in millions; rounding differences may occur)

	Nine Months Ended September 30,
	2017	2016
Net cash provided by operating activities	$297.6	$194.3
Capital expenditures	(56.5)	(62.7)
Free Cash Flow	$241.1	$131.5

For the nine months ended September 30, 2017, Free Cash Flow increased $109.6 million due to higher Adjusted EBITDA, lower income tax payments, lower interest payments and lower capital expenditures.

FINANCIAL STATEMENTS AND SUPPLEMENTAL INFORMATION

IAC RECONCILIATION OF GAAP EPS TO ADJUSTED EPS

($ in thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net earnings (loss) attributable to IAC shareholders	$179,643	$43,162	$272,120	$(143,331)
Stock-based compensation expense	134,472	23,661	207,362	82,610
Amortization of intangibles	4,366	14,267	22,151	65,062
Acquisition-related contingent consideration fair value adjustments	59	(2,477)	4,945	7,993
Goodwill impairment	—	—	—	275,367
Impact of income taxes and noncontrolling interests	(272,452)	(18,363)	(374,503)	(156,920)
Adjusted Net Income	$46,088	$60,250	$132,075	$130,781

GAAP Basic weighted average shares outstanding	80,817	79,532	79,369	80,357
Options, subsidiary denominated equity awards and RSUs, treasury method	6,379	2,087	5,133	—
GAAP Diluted weighted average shares outstanding	87,196	81,619	84,502	80,357
Options, subsidiary denominated equity awards and RSUs, treasury method not included in diluted shares above	—	—	—	2,306
Impact of RSUs and other	(2,667)	444	(679)	492
Adjusted EPS weighted average shares outstanding	84,529	82,063	83,823	83,155

GAAP Diluted EPS	$1.79	$0.49	$2.82	$(1.78)

Adjusted EPS	$0.55	$0.73	$1.58	$1.57

For GAAP diluted EPS purposes, RSUs, as well as performance-based RSUs and market-based awards for which the applicable performance or market condition(s) have been met, are included on a treasury method basis.  For Adjusted EPS purposes, the impact of RSUs on shares outstanding is based on the weighted average number of RSUs outstanding, including performance-based RSUs outstanding that the Company believes are probable of vesting.  Adjusted EPS does not include any shares issuable in settlement of Match Group and ANGI Homeservices denominated equity as such equity is assumed to be settled with Match Group and ANGI Homeservices common stock, respectively.

IAC RECONCILIATION OF SEGMENT GAAP MEASURE TO NON-GAAP MEASURE

($ in millions; rounding differences may occur)

	For the three months ended September 30, 2017
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition- related contingent consideration fair value adjustments	Adjusted EBITDA
Match Group	$91.0	$19.9	$8.1	$0.4	$0.1	$119.6
ANGI Homeservices	(112.5)	104.0	3.5	2.8	—	(2.3)
Video	(1.8)	0.1	0.5	0.3	—	(0.8)
Applications	29.4	—	1.2	0.5	—	31.1
Publishing	5.7	—	1.1	0.3	—	7.1
Other	—	—	—	—	—	—
Corporate	(30.3)	10.4	2.9	—	—	(17.1)
Total	$(18.6)	$134.5	$17.3	$4.4	$0.1	$137.6

	For the three months ended September 30, 2016
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition- related contingent consideration fair value adjustments	Adjusted EBITDA
Match Group	$90.9	$10.7	$7.2	$3.4	$(5.1)	$107.1
ANGI Homeservices	10.1	2.4	2.0	0.7	—	15.3
Video	(2.7)	0.6	0.4	0.7	—	(0.9)
Applications	29.2	—	1.1	1.5	2.7	34.6
Publishing	(14.6)	—	2.0	6.3	—	(6.2)
Other	(0.7)	0.4	1.5	1.6	(0.1)	2.8
Corporate	(26.8)	9.5	3.7	—	—	(13.7)
Total	$85.6	$23.7	$18.0	$14.3	$(2.5)	$139.0

IAC RECONCILIATION OF SEGMENT GAAP MEASURE TO NON-GAAP MEASURE

($ in millions; rounding differences may occur)

	For the nine months ended September 30, 2017
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition- related contingent consideration fair value adjustments	Adjusted EBITDA
Match Group	$232.9	$53.6	$23.6	$1.2	$4.4	$315.7
ANGI Homeservices	(115.3)	120.3	9.7	6.9	—	21.6
Video	(25.2)	0.3	1.6	0.9	—	(22.4)
Applications	101.3	—	3.1	1.6	0.5	106.6
Publishing	(3.0)	—	4.0	10.0	—	11.0
Other	(5.6)	1.7	0.8	1.5	—	(1.5)
Corporate	(91.0)	31.5	12.6	—	—	(46.9)
Total	$94.1	$207.4	$55.5	$22.2	$4.9	$384.1

	For the nine months ended September 30, 2016
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition- related contingent consideration fair value adjustments	Goodwill Impairment	Adjusted EBITDA
Match Group	$202.6	$40.8	$20.1	$15.0	$(2.7)	$—	$275.8
ANGI Homeservices	19.1	6.7	5.8	2.3	—	—	33.9
Video	(25.2)	0.6	1.3	1.7	(0.2)	—	(21.8)
Applications	75.8	—	3.3	4.6	11.0	—	94.7
Publishing	(324.7)	—	6.4	36.3	—	275.4	(6.6)
Other	(11.3)	0.5	4.5	5.2	(0.1)	—	(1.1)
Corporate	(81.8)	33.9	9.9	—	—	—	(38.0)
Total	$(145.4)	$82.6	$51.3	$65.1	$8.0	$275.4	$336.9

IAC RECONCILIATION OF GAAP MEASURE TO NON-GAAP MEASURE

($ in millions; rounding differences may occur)

ANGI Homeservices Adjusted EBITDA margin reconciliation

Q3 2017

Revenue	$181.7

Operating income (a)	$11.4
Operating income margin (a)	6%

Adjusted EBITDA (a)	$24.8
Adjusted EBITDA margin (a)	14%

(a) Operating income adjusted for $96.9 million in stock-based compensation expense related primarily to the modification previously issued HomeAdvisor vested awards and the acceleration of certain Angie’s List awards in connection with the transaction, as well as $26.0 million of costs related to the transaction (also impacting Adjusted EBITDA) and $1.0 million of incremental quarterly public company costs (also impacting Adjusted EBITDA).

IAC PRINCIPLES OF FINANCIAL REPORTING

IAC reports Adjusted EBITDA, Adjusted Net Income, Adjusted EPS and Free Cash Flow, all of which are supplemental measures to GAAP.  These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated.  We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results.  These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.  IAC endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures.  We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which are included in this release.  Interim results are not necessarily indicative of the results that may be expected for a full year.

Definitions of Non-GAAP Measures

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements.  We believe Adjusted EBITDA is a useful measure for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors.  Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments.  The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, and we believe that by excluding these items, Adjusted EBITDA corresponds more closely to the cash operating income generated from our business, from which capital investments are made and debt is serviced.

Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenues.  We believe Adjusted EBITDA margin is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors.  Adjusted EBITDA margin corresponds more closely to the cash operating income margin generated from our business, from which capital investments are made and debt is serviced.  Adjusted EBITDA margin has certain limitations in that it does not take into account the impact to our consolidated statement of operations of certain expenses.

Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net earnings attributable to IAC shareholders excluding, net of tax effects and noncontrolling interests, if applicable: (1) stock-based compensation expense, (2) acquisition-related items consisting of (i) amortization of intangibles and impairments of goodwill and intangible assets and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements, and (3) discontinued operations.  We believe Adjusted Net Income is useful to investors because it represents IAC’s consolidated results taking into account depreciation, which management believes is an ongoing cost of doing business, as well as other charges that are not allocated to the operating businesses such as interest expense, income taxes and noncontrolling interests, but excluding the effects of any other non-cash expenses.

Adjusted EPS is defined as Adjusted Net Income divided by fully diluted weighted average shares outstanding for Adjusted EPS purposes.  We include dilution from options in accordance with the treasury stock method and include all restricted stock units (“RSUs”) in shares outstanding for Adjusted EPS, with performance-based RSUs included based on the number of shares that the Company believes are probable of vesting.  This differs from the GAAP method for including RSUs, which are treated on a treasury method, and performance-based RSUs, which are included for GAAP purposes only to the extent the applicable performance condition(s) have been met (assuming the end of the reporting period is the end of the contingency period), which increases shares outstanding for Adjusted EPS purposes.  Market-based awards are included in both GAAP and Adjusted EPS only to the extent that the market condition(s) have been met (assuming the end of the reporting period is the end of the contingency period).  Match Group and ANGI Homeservices denominated equity is assumed to be settled in Match Group and ANGI Homeservices shares for Adjusted EPS; GAAP EPS reflects Match Group and ANGI Homeservices denominated equity as being settled in IAC shares if the effect is more dilutive than settling in Match Group and ANGI Homeservices shares.  We believe Adjusted EPS is useful to investors because it represents, on a per share basis, IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges, which are not allocated to the operating businesses such as interest expense, income taxes and noncontrolling interests, but excluding the effects of any other non-cash expenses, and is computed in a manner that is generally consistent with management’s view of dilution.  Adjusted Net Income and Adjusted EPS have the same limitations as Adjusted EBITDA.  Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

IAC PRINCIPLES OF FINANCIAL REPORTING - continued

Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures.  In addition, Free Cash Flow excludes, if applicable, tax payments and refunds related to the sales of certain businesses and investments, and dividends received that represent a return of capital due to the exclusion of the proceeds from these sales and dividends from cash provided by operating activities.  We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements.  Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures.  For example, it does not take into account stock repurchases.  Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures

Stock-based compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions, of stock options, RSUs, performance-based RSUs and market-based awards.  These expenses are not paid in cash, and we include the related shares in our fully diluted shares outstanding using the treasury stock method; however, performance-based RSUs and market-based awards are included only to the extent the applicable performance or market condition(s) have been met (assuming the end of the reporting period is the end of the contingency period).  We view the true cost of stock options, RSUs, performance-based RSUs and market-based awards as the dilution to our share base, and such awards are included in our shares outstanding for Adjusted EPS purposes as described above under the definition of Adjusted EPS.  Upon the exercise of stock options and market-based stock options, the awards are gross settled, and the vesting of RSUs, performance-based RSUs and market-based RSUs, the awards are settled on a net basis, with the Company remitting the required tax-withholding amount from its current funds.

Depreciation is a non-cash expense relating to our property and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.

Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions.  At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as advertiser and supplier relationships and other, technology, customer lists and user base, content and trade names, are valued and amortized over their estimated lives.  Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization.  An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value.  We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairment charges of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.

Gains and losses recognized on changes in the fair value of contingent consideration arrangements are accounting adjustments to report contingent consideration liabilities at fair value.  These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance or the ongoing cost of doing business.

Free Cash Flow

We look at Free Cash Flow as a measure of the strength and performance of our businesses, not for valuation purposes.  In our view, applying “multiples” to Free Cash Flow is inappropriate because it is subject to timing, seasonality and one-time events.  We manage our business for cash and we think it is of utmost importance to maximize cash — but our primary valuation metrics are Adjusted EBITDA and Adjusted EPS.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and our conference call, which will be a combined call for IAC and ANGI Homeservices and held at 8:30 a.m. Eastern Time on November 9, 2017, may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The use of words such as “anticipates,” “estimates,” “expects,” “plans” and “believes,” among others, generally identify forward-looking statements.  These forward-looking statements include, among others, statements relating to: IAC’s future financial performance, IAC’s business prospects, strategy and anticipated trends in the industries in which IAC’s businesses operate and other similar matters.  These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.  Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: changes in senior management at IAC and/or its businesses, changes in our relationship with, or policies implemented by, Google, adverse changes in economic conditions, either generally or in any of the markets in which IAC’s businesses operate, adverse trends in any of the industries in which IAC’s businesses operate, our dependence on third parties in connection with the distribution and use of our products and services, our ability to offer new or alternative products and services in a cost-effective manner and consumer acceptance of these products and services, our ability to attract and convert visitors to our various websites into users and customers, our ability to build, maintain and/or enhance our various brands, foreign currency exchange rate fluctuations, our ability to develop and monetize mobile versions of our various products and services, changes in industry standards and technology, the integrity and scalability of our systems and infrastructure (and those of third parties), our ability to  protect our systems from cyberattacks and to protect personal and confidential user information, our ability to service outstanding indebtedness and access cash without adversely affecting our operations, dilution with respect to our investments in Match Group and ANGI Homeservices, operational and financial risks relating to acquisitions, our ability to successfully integrate Angie’s List, our ability to expand successfully into international markets and regulatory changes. Certain of these and other risks and uncertainties are discussed in IAC’s filings with the Securities and Exchange Commission.  Other unknown or unpredictable factors that could also adversely affect IAC’s business, financial condition and results of operations may arise from time to time.  In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate.  Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of IAC and management as of the date of this press release.  IAC do not undertake to update these forward-looking statements.

About IAC

IAC (NASDAQ: IAC) is a leading media and Internet company comprised of widely known consumer brands, such as Vimeo, Dotdash (formerly About.com), Dictionary.com, The Daily Beast and Investopedia, along with ANGI Homeservices Inc., which operates HomeAdvisor and Angie’s List,  and Match Group’s online dating portfolio, which includes Match, Tinder, PlentyOfFish and OkCupid.  The company is headquartered in New York City and has offices worldwide.

Contact Us

IAC/ANGI Homeservices Investor Relations

Mark Schneider

(212) 314-7400

IAC Corporate Communications

Valerie Combs

(212) 314-7361

IAC

555 West 18th Street, New York, NY 10011 (212) 314-7300 http://iac.com

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